Exhibit 99

Release Date:	Further Information:
IMMEDIATE RELEASE	David J. Bursic
October 30, 2020	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES NET INCOME AND EARNINGS PER SHARE

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank (Bank), today reported net income of $420 thousand or $0.24 per diluted share, for the three months ended September 30, 2020 as compared to $793 thousand or $0.45 per diluted share for the same period in 2019. The $373 thousand decrease in net income during the three months ended September 30, 2020 was primarily attributable to a $463 thousand decrease in net interest income, a $12 thousand increase in the provision for loan losses and a $33 thousand increase in non-interest expense, which were partially offset by a $134 thousand decrease in income tax expense. The decrease in net interest income during the three months ended September 30, 2020, when compared to the same period of 2019, was attributable to a $1.3 million decrease in interest income, which was partially offset by an $859 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower average yields on the Company’s floating rate investment, mortgage-backed securities, and loan portfolios, which were partially offset by higher average balances in the loan portfolio. The decrease in interest expense was primarily attributable to lower rates paid on Federal Home Loan Bank (“FHLB”) borrowings and time deposits, during the three months ended September 30, 2020, when compared to the same period in 2019. The increase in the provision for loan losses was primarily due to higher levels of construction loans during the quarter ended September 30, 2020, when compared to the same period in 2019. The increase in non-interest expense for the three months ended September 30, 2020 was primarily attributable to a $50 thousand increase in federal deposit insurance premium expense, a $7 thousand increase in employee compensation expense and a $13 thousand increase in depreciation expense which were partially offset by a $37 thousand decrease in the provision for off-balance sheet items relating to lower balances of unfunded mortgage loan commitments, when compared to the same period in 2019. The $50 thousand increase in federal deposit insurance expense was the result of the absence of Small Bank Assessment Credits applied by the Federal Deposit Insurance Corporation (“FDIC”) beginning in the quarter ended September 2019. The FDIC provided small banks (those with consolidated assets of less than $10 billion) assessment credits after the Deposit Insurance Fund ratio reached, and remained at, 1.38 percent. The Bank had no remaining assessment credits as of September 30, 2020. The increase in depreciation expense was attributable to purchases of fixed assets to upgrade technology or other capital improvements. The increase in employee compensation was primarily attributable to higher employee related expenses. The decrease in income tax expense for the three months ended September 30, 2020 was primarily due to lower taxable income, when compared to the same period in 2019.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2020 (Unaudited)	June 30, 2020 (Unaudited)
Total assets	$332,151	$357,101
Cash and Cash Equivalents	3,811	2,500
Certificates of Deposits	1,343	1,840
Investment securities available-for-sale	141,044	147,639
Investment securities held-to-maturity	3,495	3,495
Mortgage-backed securities held-to-maturity	77,937	97,106
Net loans receivable	91,749	91,032
Deposits	142,937	151,335
FHLB advances: short-term	43,281	59,159
FHLB advances: long-term fixed-rate	15,000	15,000
FHLB advances: long-term variable-rate	85,000	85,000
Short-term borrowings	5,875	7,000
Equity	37,939	36,913
Book value per share – Common Equity	19.94	19.36
Book value per share – Tier I Equity	19.81	19.65
Annualized Return on average assets	0.48%	0.69%
Annualized Return on average equity	4.50%	6.90%
Tier I leverage ratio	10.87%	10.16%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2020	2019
Interest income	$1,665	$2,987
Interest expense	325	1,184

Net interest income	1,340	1,803
Provision for loan losses	2	(10)

Net interest income after provision for loan losses	1,338	1,813
Non-interest income	111	110
Non-interest expense	880	847

Income before income tax expense	569	1,076
Income taxes	149	283

NET INCOME	$420	$793

EARNINGS PER SHARE:
Basic	$0.24	$0.45
Diluted	$0.24	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,748,040	1,775,561
Diluted	1,748,040	1,775,561